Exhibit 10.2

EXECUTIVE CHAIRMAN AGREEMENT
between
SUPERIOR ENERGY SERVICES, INC.
and
TERENCE E. HALL
Dated as of April 28, 2010

EXECUTIVE CHAIRMAN AGREEMENT
     This Executive Chairman Agreement (this “Agreement”), dated and effective as of April 28, 2010 (the “Effective Date”) is by and between Superior Energy Services, Inc., a Delaware corporation (the “Company”), and Terence E. Hall (the “Executive”).
WITNESSETH:
     WHEREAS, the Company desires to employ Executive as Executive Chairman of the Board of the Company and Executive desires to be employed as Executive Chairman of the Board of the Company as of the Effective Date on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and of the respective representations and warranties hereinafter set forth and of the mutual covenants herein contained, the parties hereto agree as follows:
     1. Employment. The Company shall employ Executive on the terms and subject to the conditions set forth in this Agreement.
     2. Position and Duties.
          (a) Executive shall be employed as the Executive Chairman of the Board. During the term of this Agreement, Executive shall be nominated for re-election as a member of the Company’s Board of Directors (the “Board”) and if elected shall serve as Chairman of the Board. In addition, during the term of this Agreement and without further compensation, Executive shall serve as a director and officer of the Company’s subsidiaries to which he may be elected or appointed from time to time.
          (b) Subject to the Board’s direction and oversight, Executive shall cooperate in facilitating a smooth transition to the new Chief Executive Officer and Executive shall have such powers, duties and responsibilities consistent with Executive’s position as Executive Chairman of the Board of the Company as the Board may from time to time prescribe, including, but not limited to:
          (i) Helping establish procedures to organize, govern, and administer the Board’s full discharge of its duties in an effort to enhance the Board’s effectiveness;
          (ii) Interfacing with Board members and committee chairs to organize, prepare and execute the agendas for regular and special board and committee meetings; and
          (iii) Special projects the Board may request from time to time. Executive shall regularly keep the Board apprised of the status and progress of and any developments with respect to each of such special projects.
          (c) Executive shall at all times comply with and be subject to such policies and procedures as the Company may establish from time to time for its executive officers and

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employees, including, without limitation, its Code of Business Ethics and Conduct (the “Code of Business Conduct”).
          (d) Executive may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Executive’s performance of duties hereunder, is contrary to the interest of the Company or any of its subsidiaries, or requires any significant portion of Executive’s business time. The foregoing notwithstanding, the parties recognize and agree that Executive may engage in passive personal investments and other business activities that do not conflict with the business and affairs of the Company or any of its subsidiaries or interfere with Executive’s performance of his duties hereunder. Executive will annually provide the Compensation Committee of the Board a list of the boards of organizations not affiliated with the Company on which he serves.
     3. Term.
          (a) Subject to the other terms of this Agreement, the term of this Agreement shall be from the Effective Date until May 20 2011 (the “Employment Period”) at which time Executive irrevocably agrees that he will announce to employees and customers or others deemed appropriate by the Chief Executive Officer or the Board, in a manner and form approved by the Chief Executive Officer, of his change in status to senior advisor, as provided in Section 3(c)(ii).
          (b) Following Executive’s ceasing, for whatever reason, to be an employee of the Company, each party shall have the right to enforce all its rights, and shall be bound by all obligations, that are continuing rights and obligations under the terms of this Agreement.
          (c) In consideration of the economic consideration provided in this Agreement and Executive’s representations in Section 3(a) above, which are material hereto, and only in the event Executive retires from the Company on May 20 2011, then:
          (i) The Company agrees that, notwithstanding the terms of the Superior Energy Services, Inc. 2009 Stock Incentive Plan, as the Board may amend it from time to time (the “Stock Incentive Plan”), all of Executive’s stock options and restricted stock (other than the stock options and restricted stock granted in Section 4(c) hereof) will be vested, and
          (ii) The Company shall engage Executive as a senior advisor until May 31, 2015 for which Executive would be paid $400,000 annually, provided Executive executes the Company’s form of senior advisor agreement.
     4. Compensation and Benefits. Executive shall be entitled to the compensation and other benefits provided in this Section 4 during the Employment Period.
          (a) Salary. The Company shall pay to Executive a minimum annualized base salary of $825,000 (such annualized base salary, as it may be increased from time to time as provided herein, the “Base Salary”), which shall be paid in equal semi-monthly installments according to the Company’s regular payroll practices for its executive officers.
          (b) Incentive Bonus. Executive shall be eligible to earn an annual bonus under the Company’s annual incentive plan (the “Bonus”). The Compensation Committee shall approve the Company’s performance goals under the annual incentive plan, as well as the target level and maximum

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bonus opportunity for Executive. For each year, the target Bonus will be 100% of Executive’s actual base salary paid during the part of that year in which this Agreement was in effect and the maximum Bonus will be 200% of Executive’s actual base salary paid during the part of that year in which this Agreement was in effect, the exact amount of which the Board shall determine based on the Executive’s achievement of performance objectives for the year, as the Board establishes after its review with the Executive of the Company’s operating budget, financial position, and business prospects for such fiscal year.
          (c) Transition Equity Award. Executive shall be granted a number of shares of restricted stock that have a value of $3,000,000 on the Effective Date and options to purchase a number of shares of the Company’s common stock that have a value of $6,000,000 on the Effective Date. Such restricted stock and stock options shall be governed by the terms of the Stock Incentive Plan, including the three year vesting period. However, such stock options and restricted stock shall be vested before the end of such three year period if Executive ceases serving as a director on the Board because he is not reelected after making himself available for election to the Board.
          (d) Savings, Retirement and Other Incentive Plans. Executive shall be eligible to participate in all savings, retirement and other incentive plans generally available to the Company’s executive officers.
          (e) Welfare Benefit Plans. Executive and Executive’s family, as the case may be, shall be eligible to participate in and shall receive all benefits under all medical, long-term disability and other welfare benefit plans and programs generally available to the Company’s executive officers.
          (f) Automobile. The Company shall either provide an automobile allowance of $1,500 per month or make available to Executive an automobile for Executive’s use in the discharge of his duties, and such automobile shall be maintained at the Company’s expense, each according to the Company’s policies and practices for its executive officers.
          (g) Perquisites. During the term of this Agreement, Executive shall receive the same perquisites (of the type to which the other paragraphs of this Section 4 do not refer) as he received immediately before the Effective Date.
          (h) Expenses. The Company shall promptly reimburse Executive for all reasonable and necessary expenses Executive incurs in performing services hereunder, provided that such expenses are incurred and accounted for according to the Company’s policies and practices as in effect from time to time.
     5. Compensation on Termination. If the Company terminates Executive’s employment for any reason (including death or Disability) before the end of the Employment Period, then:
          (a) the Company shall pay to Executive, his estate or succession Executive’s Base Salary through the date of termination;
          (b) the Company shall pay to Executive, his estate or succession in one lump-sum payment within 30 days after the date of such termination (except as otherwise specified in Section 16(a)), an amount equal to Executive’s Base Pay and target bonus for the remaining term of the Agreement (using the Base Pay rate in effect on the termination date and the target bonus

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for Executive in the Company’s annual incentive plan for the fiscal year in which the termination occurred);
          (c) Executive’s stock options and restricted stock shall become vested;
          (d) the Company shall provide those benefits that are provided by welfare benefit plans and programs adopted and approved by the Company for Executive that, under the terms of the relevant plans and programs, are earned and vested and payable on or before the date of termination; and
          (e) for the remaining portion of the Employment Period measured from Executive’s employment termination date, or such longer period as any plan, program or arrangement may provide, the Company shall continue benefits to Executive and Executive’s family (if applicable) at least equal to those that would have been provided to them according to the plans, programs and arrangements described in Section 4(e), and according to Treasury Regulation Section 1.409A-3(i)(1)(iv), if Executive’s employment had not been terminated (group health coverage shall be provided by the Company’s payment of the monthly cost of coverage Executive elects pursuant to COBRA, or an equivalent amount for periods of coverage after the applicable COBRA period, at such time as the COBRA premiums would be due under such plan, and such premiums, including any premiums paid on Executive’s behalf beyond the COBRA period, will be imputed to Executive as income, as required by law; provided, however, that if Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility (however, if Section 16(a) applies, then: (1) any taxable benefits provided to Executive under this subparagraph (ii) (with the exception of group health benefits) during the six month period following Executive’s termination shall be limited to the amount specified by Code Section 402(g)(l)(B) for the year of the termination; (2) Executive shall pay the Company for the costs of any benefits that exceed the amount specified in the prior clause during the six month period following Executive’s termination; and (3) The Company shall reimburse Executive for such costs during the seventh month after Executive’s termination).
     6. Disability. For purposes of this Agreement, “Disability” means Executive’s incapacity or unavailability because of a physical or mental illness, injury, or such other condition that prevents him from performing, in the Board’s sole discretion, the essential functions of his duties under this Agreement, with or without reasonable accommodation.
     7. Nondisclosure.
          (a) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
          (i) “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored) relating to the past, current or prospective business or operations of the Company and its subsidiaries, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its subsidiaries (other than information such persons know through a

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violation of an obligation of confidentiality to the Company), whether produced by the Company, Executive or a third party for the Company, and whether or not marked confidential, including, without limitation, information relating to the Company’s or its subsidiaries’ products and services, business plans, business acquisitions, processes, product or service research and development methods or techniques, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists and analyses, employee lists, customer lists, customer source lists, proprietary computer software; and internal notes and memoranda relating to any of the foregoing.
          (ii) “Company’s Business” means any of the following: (a) manufacturing, selling or renting specialized tools or equipment for use with onshore and offshore oil and gas well drilling, completion, production, workover, fishing and related activities; (b) providing oil and gas well intervention services, including, without limitation, coiled tubing, electric wireline, mechanical wireline, pumping and stimulation, artificial lift, well control, snubbing, recompletion, engineering, well evaluation and related services; (c) providing oilfield decommissioning or plugging and abandonment services; (d) chartering or operating liftboats or other similar oilfield service vessels; (e) providing oilfield waste management and environmental cleaning services; and (f) acquiring, producing, developing and operating mature offshore oil and gas producing properties in the Gulf of Mexico.
          (b) Nondisclosure of Confidential Information. Executive shall use all Confidential Information solely within the scope of his employment with and for the Company’s exclusive benefit. At the end of the Employment Period, Executive agrees (i) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except on the Company’s prior written authorization or as may be required by law or legal process, and (ii) to deliver promptly to the Company any Confidential Information in his possession. If any applicable law or any court order would require Executive to disclose or otherwise make available any Confidential Information, Executive shall give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.
          (c) Non-Disparagement Covenant. Throughout the term of this Agreement and for the greater of 12 months thereafter or the maximum period allowed by law, Executive agrees that he shall not openly make or publish written or oral statements or remarks in an effort materially to disparage or damage the integrity, reputation or good will of the Company or its management, products or services.
          (d) Injunctive Relief. The parties acknowledge that the intentional and material breach of any of paragraph (b) or (c) of this Section 7 may cause immediate and

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irreparable harm for which an adequate monetary remedy does not exist; hence, the parties agree that, if a breach of paragraphs (b) or (c) of this Section 7 during or after the Employment Period, shall entitle the non-breaching party to seek injunctive relief to restrain any violation of such paragraphs without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law, if (i) the enforcing party first provides written notice to the breaching party of the details of the alleged breach and, within 14 days and following good faith negotiations, Executive and the Company are unable to satisfactorily resolve the alleged breach, and (ii) the alleged breach is intentional, significant and material. Subject to Section 9 (concerning arbitration), nothing herein shall be construed as prohibiting the Company or Executive from pursuing any other remedy at law or in equity to which each may be entitled under applicable law if either breaches this Agreement, including, but not limited to, enforcing any party’s separate obligations to the other (such as, for example, any option or restricted stock agreement), recovery of costs and expenses such as reasonable attorney’s fees incurred by reason of any such breach, and actual damages sustained as a result of any such breach. The prevailing party in any court action shall be entitled to recover reasonable and necessary attorneys’ fees and costs, including costs for expert witnesses.
          (e) Executive’s Understanding of this Section. The provisions of this Section 7 are supplemental to and do not supersede Executive’s obligations under applicable law, regulation, or policy. Executive understands and acknowledges that the Company has made substantial investments in its business, including its goodwill and Confidential Information. Executive agrees that such investments are worthy of protection, and that the Company’s need for the protection afforded by this Section 7 is greater than any hardship Executive might experience by complying with its terms. Executive hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Section 7.
     8. Successors. This Agreement and all Executive’s rights hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     9. Arbitration. Except as otherwise specifically provided in this Agreement, the Company and Executive agree to submit exclusively to final and binding arbitration any and all disputes or disagreements relating this Agreement (other than to obtain injunctive relief to enforce Executive’s obligations under Section 7) according to the National Rules for the resolution of Employment Disputes of the American Arbitration Association (“AAA”) using a single arbitrator. The arbitration shall take place in New Orleans, Louisiana. The Executive and the Company agree that the decision of the arbitrator shall be final and binding on both parties. Each party in such an arbitration proceeding shall be responsible for the costs and expenses incurred by such party in connection therewith (including attorneys’ fees) which shall not be subject to recovery from the other party in the arbitration. Any and all charges that may be made for the cost of the arbitration and the fees of the arbitrator shall be paid equally by both parties. If there is litigation to enforce an arbitration award in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable out-of-pocket costs and disbursements incurred by such party in connection therewith (including reasonable attorneys’ fees). If for any reason, the parties are not required to arbitrate a dispute, the parties agree to waive any right they may have to a jury trial.

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     10. Notices. For purpose of this Agreement, all notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepared, addressed as follows:
If to Executive:
Terence E. Hall
257 Vincent Avenue
Metairie, LA 70005-4417
If to the Company:
Lead Director of the Board of Directors
Superior Energy Services, Inc.
601 Poydras Street, Suite 2400
New Orleans, Louisiana 70130
or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only on receipt.
     11. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such Company officer as the Company’s Board may specifically designate. No waiver of any breach of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Each party participated in the drafting of this Agreement and no inference shall be made against either party in its interpretation.
     12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Neither party shall be in breach of this Agreement if subsequent law changes make any provision unenforceable or illegal. The parties agree to negotiate in good faith any modifications that may be necessary to comply with future law changes.
     13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     14. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and replaces and merges any previous agreements or discussions relating to Executive’s employment. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

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     15. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes required to be withheld pursuant to any applicable law or regulation.
     16. Section 409A. Notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply for purposes of complying with Code Section 409A and applicable Treasury regulations (“Section 409A”):
          (a) If Executive is a “specified employee,” as such term is defined in Section 409A and determined as described below in this Section 16, any payments payable as a result of Executive’s employment termination (other than death or disability) shall not be payable before the earlier of (i) the date that is six months after Executive’s employment termination, (ii) the date Executive dies, or (iii) the date that otherwise complies with the requirements of Section 409A. This Section 16 shall be applied by accumulating all payments that otherwise would have been paid within six months of Executive’s employment termination and paying such accumulated amounts at the earliest date that complies with the requirements of Section 409A. Executive shall be a “specified employee” for the twelve-month period beginning on April 1 of a year if Executive is a “key employee” as defined in Code Section 416(i) (without regard to Code Section 416(i)(5)) as of December 31 of the preceding year.
          (b) If any provision of the Agreement is capable of being interpreted in more than one manner, to the extent feasible, the provision shall be interpreted in a manner that does not result in an excise tax under Section 409A. For example, no payments shall be triggered by a “termination” under this Agreement unless there has been a “separation from service” under Treasury Regulation Section 1.409A-1(h).
     17. Governing Law. This Agreement shall be construed and enforced according to and governed by Louisiana law without regard to principles of conflict of laws.
     18. Non-Assignability. This Agreement shall not be assignable by Executive. Neither Executive nor any other person acting on Executive’s behalf shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable under this Agreement, or any part thereof. Nothing herein limits to Company’s right to assign or transfer this Agreement to a successor entity.
     19. Successors. The Company shall require the ultimate parent entity of any successor (whether, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. For purposes of this Agreement, the term “Company” shall mean the Company and the ultimate parent entity of any successor to all or substantially all of the Company’s business or assets that assumes and agrees to perform the Company’s obligations under this Agreement by operation of law or otherwise.
[signatures appear on the following page]

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     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ Enoch L. Dawkins
Enoch L. Dawkins
Lead Director

EXECUTIVE

/s/ Terence E. Hall
Terence E. Hall

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